Exhibit 99.1

Company Press Release

First Bancorp of Indiana, Inc. Announces Earnings

EVANSVILLE, Ind., October 19, 2007. First Bancorp of Indiana, Inc., (Nasdaq:FBEI), the holding company for First Federal Savings Bank, reported earnings of $189,000 for the first fiscal quarter ended September 30, 2007, compared to earnings of $174,000 for the same quarter a year ago. Increased leveraging of the Company’s strong capital position, which was due in part to the October 1, 2006, acquisition of Home Building Bancorp, Inc. (HBBI), offset a more compressed net interest margin. The increase in noninterest expenses was associated primarily with the added Home Building Savings Bank personnel and facilities.

First quarter earnings represented 10 cents per average outstanding share (diluted) compared to 11 cents for the quarter ended September 30, 2006. The company repurchased 39,912 shares of common stock during the intervening twelve months ended September 30, 2007, and 25,838 option shares were exercised. In addition, 293,946 shares were issued to former HBBI shareholders. These transactions resulted in 1,832,515 shares outstanding at September 30, 2007. The Company's board of directors paid a semiannual dividend of 30 cents per outstanding share during the most recent quarter, unchanged from the same period in fiscal 2007.

Certain information in this press release may constitute forward-looking information that involves risks and uncertainties that could cause actual results to differ materially from those estimated. Persons are cautioned that such forward-looking statements are not guarantees of future performance and are subject to various factors that could cause actual results to differ materially from those estimated. Undue reliance should not be placed on such forward-looking statements.

First Bancorp of Indiana, Inc. and First Federal Savings Bank, an FDIC-insured federal stock savings bank, operate from headquarters in Evansville, Indiana.

CONTACT: Michael H. Head, President and CEO, First Bancorp of Indiana, 812-492-8100.

First Bancorp of Indiana, Inc.
Consolidated Financial Highlights
(in thousands)

	9/30/2007	6/30/2007
Selected Balance Sheet Data:	(unaudited)
Total assets	363,794	362,992
Investment securities	44,077	44,602
Mortgage-backed securities	35,296	35,496
Loans receivable, net	235,157	233,237
Deposit accounts	239,442	251,234
Borrowings	84,497	72,496
Equity capital	34,051	34,218

	Three months
	ended September 30,
	2007	2006
Operating Results:	(unaudited)	(unaudited)
Interest income	5,235	4,051
Interest expense	3,382	2,417
Net interest income	1,853	1,634
Provision for loan losses	80	95
Net interest income after provision	1,773	1,539
Noninterest income	490	501
Noninterest expense	2,033	1,822
Income before income taxes and cumulative effect of a change in accounting principle	230	218
Income taxes	41	44
Net income	189	174

	At or for the three months ended September 30,
	2007	2006
Selected Financial Ratios:	(unaudited)	(unaudited)
Performance Ratios:
Return on average assets	0.21%	0.23%
Return on average equity	2.24%	2.47%
Basic earnings per share	0.11	0.12
Diluted earnings per share	0.10	0.11
Interest rate spread	2.03%	2.14%
Net interest margin	2.25%	2.42%
Other expenses as a % of average total assets	2.23%	2.42%

Asset Quality Ratios:
Nonperforming loans as a % of total loans	0.07%	0.53%
Nonperforming assets as a % of total assets	0.07%	0.33%
Allowance for loan losses as a % of total loans	0.45%	0.47%
Allowance for loan losses as a % of nonperforming loans	667.08%	89.75%

For further information:
Michael H. Head President & CEO
(812) 492-8100